UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2005

SONIC SOLUTIONS

(Exact name of registrant as specified in its charter)

California	72870	93-0925818
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Rowland Way, Suite 110 Novato, CA	94945
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 893-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 28, 2005, Sonic Solutions, a California corporation (the “Company”), announced the promotion of David Habiger from Senior Vice President and General Manager of the Company’s Roxio Division to the newly-created position of President and Chief Operating Officer (“COO”). Mr. Habiger serves as an “at will” employee and currently has no employment agreement with the Company. At the time of his promotion, the terms of Mr. Habiger’s compensation arrangement were not changed, though the Company and Mr. Habiger may agree to change them in the future. Under his current compensation arrangement Mr. Habiger receives an annual base salary of $120,000 and is eligible for a target bonus of $130,000 payable upon achievement of certain revenue and contribution targets as well as grants of incentive stock options from time to time. In addition, Mr. Habiger participates in the Company’s employee benefit plans in accordance with their terms.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 28, 2005, David Habiger, age 36, was promoted to the newly-created position of President and COO.

Mr. Habiger joined the Company in 1993 as a regional sales manager. From 1993 until 2002 Mr. Habiger served in a number of sales and sales management roles in the Company of increasing responsibility and importance. From 2000 until 2002, Mr. Habiger was worldwide vice president of sales for the Company (which at that time had no business units or divisions). From 2002 until his appointment as President and COO in April 2005, Mr. Habiger was co-general manager (from 2002 to 2003) and then general manager (from 2003 to present) of the Roxio Division (formerly known as the Desktop Products Group), where he played a key role in the development of the Company’s original equipment manufacturer and retail markets for consumer software.

In connection with Mr. Habiger’s promotion to President and COO, Robert J. Doris, who had been the Company’s President and Chief Executive Officer, became the Company’s Chairman of the Board and Chief Executive Officer.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of Sonic Solutions dated April 28, 2005 announcing promotion of David Habiger to President and Chief Operating Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SONIC SOLUTIONS

By:	/s/ Robert J. Doris
Name:	Robert J. Doris
Title:	Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

Date: May 4, 2005

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